Exhibit 99.1

News Release

news release

SYKES ENTERPRISES, INCORPORATED REPORTS

THIRD QUARTER 2016 FINANCIAL RESULTS

—Underlying pace of revenue growth in the third quarter remained healthy

—Disciplined expense management drove upside in diluted earnings per share relative to the business outlook

—Clearlink continued its strong operating momentum from the second quarter

—Revising 2016 business outlook

SYKES Enterprises, Incorporated

Corporate Headquarters:

400 North Ashley Drive

Tampa, FL USA 33602

1 · 800 · TO · SYKES

http://www.sykes.com

EMEA Operations:

599 Calder Road

Edinburgh EH11 4GA

Scotland

+44 (0) 131 458-6500

TAMPA, FL – October 31, 2016 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global business process outsourcing (BPO) leader in providing comprehensive inbound customer engagement services to Global 2000 companies, announced today its financial results for the third-quarter ended September 30, 2016.

Third Quarter 2016 Financial Highlights

•      Third quarter 2016 revenues of $385.7 million increased $67.8 million, or 21.3%, from $317.9 million in the comparable quarter last year. Excluding the acquisition of Clearlink, which added $45.5 million in revenues in the quarter as well as the impact of foreign exchange rate movements in the third quarter 2016 versus the year-ago period, constant currency organic revenues (a non-GAAP measure, see Exhibit 12 for reconciliation) for the third quarter of 2016 increased 7.9% comparably, with the increased demand driven broadly by program expansion and wins with new and existing clients across the communications, financial services, transportation and leisure, healthcare, technology and other verticals (“other verticals,” reflects the contribution from the retail vertical, among others)

•      Third quarter 2016 operating margin remained unchanged at 7.7% on a comparable basis versus last year. Third quarter 2016 operating margin reflects approximately 70 basis points of favorable adjustment related to contingent consideration associated largely with the acquisition of Qelp. The contingent consideration adjustment is designed to foster speedier strategic alignment between the two companies to jointly market their differentiated value proposition and capture opportunities emerging in the marketplace

•      On a non-GAAP basis (see Exhibit 6 for reconciliation), which excludes the contingent consideration adjustment, third quarter 2016 operating margin was 8.5% versus 8.9% in the same period last year with the delta driven partly by costs associated with capacity additions and the corresponding program ramps coupled with operational inefficiencies related to those ramps, which the Company previously highlighted in its August 2016 business outlook

•      Third quarter 2016 diluted earnings per share were $0.50 versus $0.48 in the comparable quarter last year, with the increase due to a combination of factors, including higher comparable revenues resulting partially from the acquisition of Clearlink, the contingent consideration adjustment and lower other expenses, all of which were partially offset by costs associated with higher levels of comparable capacity additions and ramps, and a higher tax rate versus the year-ago period

•

On a non-GAAP basis, third quarter 2016 diluted earnings per share were $0.55 versus $0.54 in the same period last year with the increase related largely to the factors stated above (see Exhibit 6 for reconciliation). Third quarter 2016 diluted earnings per share, however, were higher relative to the Company’s August 2016 business outlook range of $0.46 to $0.50, driven by disciplined expense management as well as lower interest and other expenses

•

Consolidated capacity utilization rate decreased to 75% in the third quarter of 2016 from 80% in the same period last year due to a significant increase in the comparable seat count related to projected client demand; the third quarter 2016 capacity data also includes roughly 1,400 seats from the Clearlink acquisition

Americas Region

Revenues from the Company’s Americas region, including operations in North America and offshore (Latin America, South Asia and the Asia Pacific region), increased 26.6% to $326.0 million, or 84.5% of total revenues, for the third quarter of 2016 compared to $257.4 million, or 81.0% of total revenues, in the same prior year period. Excluding the acquisition of Clearlink, which added $45.5 million in revenues in the quarter, constant currency organic revenues (a non-GAAP measure, see Exhibit 12 for reconciliation) for the third quarter of 2016 in Americas increased 9.3% comparably, with the increased demand driven broadly by program expansion and wins with new and existing clients across the communications, financial services, transportation and leisure, healthcare, and other verticals (“other verticals,” reflects the contribution from the retail vertical, among others).

Sequentially, revenues generated from the Americas region increased 6.8% to $326.0 from $305.2 million, or 83.8% of total revenues, in the second quarter of 2016. On a constant currency basis (a non-GAAP measure, see Exhibit 12 for reconciliation) for the third quarter of 2016, the Americas revenue increased 6.9% over the second quarter driven partly by certain client programs with a higher component of seasonal demand coupled with overall demand increase from other programs.

The Americas income from operations for the third quarter of 2016 increased 10.1% to $36.9 million, with an operating margin of 11.3% versus 13.0% in the comparable quarter last year. On a non-GAAP basis, the Americas operating margin was 13.0% versus 14.4% in the comparable quarter last year, with the delta mostly driven by costs associated with capacity additions and ramps and previously discussed operational inefficiencies (see Exhibit 7 for reconciliation).

Sequentially, the Americas income from operations for the third quarter of 2016 increased 20.2% to $36.9 million, with an operating margin of 11.3% versus 10.1% in the second quarter of 2016 driven by the factors mentioned above. On a non-GAAP basis, the Americas operating margin was 13.0% versus 11.9% in the second quarter of 2016, with the delta driven by higher sequential demand (see Exhibit 7 for reconciliation).

EMEA Region

Revenues from the Company’s Europe, Middle East and Africa (EMEA) region decreased 1.3% to $59.7 million, representing 15.5% of total revenues, for the third quarter of 2016, compared to $60.5 million, or 19.0% of total revenues, in the same prior year period. On a constant currency basis (a non-GAAP measure, see Exhibit 12 for reconciliation), EMEA revenues increased 1.9% on a comparable basis driven by new client wins and existing program growth within the technology, financial services and transportation and leisure verticals.

Sequentially, revenues from the Company’s EMEA region increased 0.9% to $59.7 million, or

15.5% of SYKES’ total revenues, versus $59.2 million, or 16.2% of SYKES’ total revenues, in the second quarter of 2016. On a constant currency basis (a non-GAAP measure, see Exhibit 12 for reconciliation), EMEA revenues increased 4.2% sequentially, driven largely by a greater number of working days.

The EMEA region’s income from operations for the third quarter of 2016 was $7.4 million, or 12.4% of EMEA revenues, versus $4.6 million, or 7.7% of revenues, in the comparable quarter last year. The EMEA’s income from operations in the third quarter of 2016 includes $2.6 million, or approximately 440 basis points, of contingent consideration adjustment related to the acquisition of Qelp. On a non-GAAP basis, the operating margin increased slightly to 8.6% from 8.2% in the year-ago period due to new client wins and existing program growth (see Exhibit 7 for reconciliation).

Sequentially, the EMEA region’s income from operations for the third quarter of 2016 was $7.4 million, or 12.4% of EMEA revenues, versus $2.9 million, or 4.9% of revenues, in the second quarter of 2016. The EMEA’s income from operations in the third quarter of 2016 includes $2.6 million, or approximately 440 basis points, of contingent consideration adjustment related to the acquisition of Qelp. On a non-GAAP basis, the EMEA operating margin was 8.6% versus 5.5% in the second quarter of 2016 due mostly to a greater number of working days (see Exhibit 7 for reconciliation).

Other

Other (loss) from operations, which include corporate and other costs, increased to $14.7 million, or 3.8% of revenues in the third quarter of 2016, compared to $13.7 million, or 4.3% of revenues in the prior year period, with the percentage decrease largely a result of costs leveraged across a larger revenue base resulting from the Clearlink acquisition. On a non-GAAP basis, Other decreased to 3.8% of revenues in the third quarter of 2016 from 4.3% in the year ago period due to the factor stated above (see Exhibit 7 for reconciliation).

Sequentially, Other decreased to $14.7 million, or 3.8% of revenues, from $20.2 million, or 5.5% of revenues, in the second quarter of 2016, with the sequential decrease mostly related to Clearlink-related transaction fees incurred in the second-quarter of 2016. On a non-GAAP basis, Other decreased to 3.8% of revenues in the third quarter of 2016 from 4.7% in the second quarter of 2016 due to lower performance based compensation and professional services expenses (see Exhibit 7 for reconciliation).

Other Income (Expense) and Taxes

Total other income (expense), net for the third quarter of 2016 was ($0.5) million compared to ($1.2) million for the same period in the prior year, with the decrease principally due to foreign currency transaction gains in the third quarter of 2016. These gains result primarily from exchange rate fluctuations in U.S. dollar denominated assets and liabilities held by the Company’s foreign subsidiaries. Other income (expense), net for the third quarter for 2016 reflects approximate ($0.2) million in interest accretion associated with the contingent purchase price of Qelp and the contingent purchase price of acquisitions by Clearlink. This accretion is the present value of the contingent consideration with the resulting spread between the present value and the contingent consideration amortized over a three-year life (a non-GAAP measure, see Exhibit 6 for reconciliation).

The Company recorded an effective tax rate of 27.2% for the third quarter of 2016 versus 14.2% in the same period last year and essentially in-line with the estimated 27.0% provided in the Company’s August 2016 business outlook. The rate differential compared to the same period last year was principally a function of an unrecognized tax benefit and the release of a valuation allowance in the year-ago comparable period.

On a non-GAAP basis, the third quarter 2016 effective tax rate was 29.2% compared to 17.2% in the same period last year and essentially in-line with the estimated 29.0% provided in the Company’s August 2016 business outlook (see Exhibit 11 for reconciliation) was due to the above-mentioned factors.

Liquidity and Capital Resources

The Company’s balance sheet at September 30, 2016 remained strong with cash and cash equivalents of $283.3 million, of which approximately 89.6%, or $254.0 million, was held in international operations and is deemed to be indefinitely reinvested offshore. At quarter end, the Company had $272.0 million in borrowings outstanding, with $168.0 million available under its $440.0 million credit facility.

Business Outlook

—The overall demand trajectory across most of the Company’s vertical markets mix still remains healthy. This demand is being driven by growth with both new and existing clients across the Americas and EMEA regions. The Company, however, is revising its business outlook to reflect the on-going impact of operational factors discussed in its August 1, 2016 financial press release. These factors are attributable to a handful of clients and stem from the speedy pace of sizeable ramps, the over-delivery of volume amid those ramps and client-driven program changes, all of which are leading to workforce challenges, including staffing inefficiencies. The Company has put into effect various action plans – ranging from increasing agent support ratios to performance-based wage adjustments where practicable – and expects to have these client programs operating at more normalized levels by the second half of 2017. The Company, in the meantime, expects these operational factors to impact its full-year 2016 revenue range by an average of approximately $11 million resulting in a slight reduction in diluted earnings per share relative to its business outlook provided in August 2016. Despite the revision in the revenue range, the Company is still projected to deliver solid revenue growth for 2016 over 2015;

—The Company added roughly 1,800 seats on a gross basis in the third quarter, with the year-to-date seats additions as of September 30, 2016 totaling 6,300. The total gross seats planned for the full year are expected to be around 6,900 seats. The Company plans to add another 600 in gross seats in the fourth quarter. The Company, however, plans to rationalize around 1,800 seats in 2016, of which roughly 1,400 have already been rationalized as of September 30, 2016. The Company anticipates a net seat count increase of approximately 5,100 in 2016 versus 2015 (All of the preceding seat addition-reduction discussion excludes 1,400 in seat contribution from Clearlink.);

—The Company’s revenues and earnings per share assumptions for the fourth quarter and full year 2016 are based on foreign exchange rates as of October 2016. Therefore, the continued volatility in foreign exchange rates between the U.S. dollar and the functional currencies of the markets the Company serves could have a further impact, positive or negative, on revenues and both GAAP and non-GAAP earnings per share relative to the business outlook for the fourth quarter and full-year as discussed above; and

—The Company anticipates total other interest income (expense), net of approximately ($1.5) million for the fourth quarter and ($2.4) million for the full year 2016. The full year 2016 amount includes the accretion of the contingent consideration of approximately $0.8 million. The amounts in the other interest income (expense), however, exclude the potential impact of any future foreign exchange gains or losses.

The assumptions driving the business outlook for the fourth quarter and full-year 2016 are as follows:

Considering the above factors, the Company anticipates the following financial results for the three months ending December 30, 2016:

•	Revenues in the range of $389.0 million to $394.0 million
•	Effective tax rate of approximately 27.0%; **on a non-GAAP basis, an effective tax rate of approximately 29.0%
•	Fully diluted share count of approximately 42.2 million
•	Diluted earnings per share of approximately $0.39 to $0.42
•	**Non-GAAP diluted earnings per share in the range of $0.48 to $0.51
•	Capital expenditures in the range of $16.0 million to $21.0 million

For the twelve months ending December 31, 2016, the Company anticipates the following financial results:

•	Revenues in the range of $1,460.0 million to $1,465.0 million
•	Effective tax rate of approximately 28.0%; **on a non-GAAP basis, an effective tax rate of approximately 30.0%
•	Fully diluted share count of approximately 42.3 million
•	Diluted earnings per share of approximately $1.45 to $1.48
•	**Non-GAAP diluted earnings per share in the range of $1.79 to $1.82
•	Capital expenditures in the range of $75.0 million to $80.0 million

**See exhibits 10 & 11 for fourth quarter and full-year 2016 non-GAAP diluted earnings per share and tax rate reconciliations.

Conference Call

The Company will conduct a conference call regarding the content of this release tomorrow, November 1, 2016, at 10:00 a.m. Eastern Daylight Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at http://investor.sykes.com/investor-relations/Investor-Resources/Investor-Relations-Home/default.aspx.

Non-GAAP Financial Measures

Constant currency organic revenue growth, non-GAAP income from operations, non-GAAP operating margins, non-GAAP tax rate, non-GAAP net income, non-GAAP net income per diluted share and non-GAAP income from operations by segment are important indicators of performance as these non-GAAP financial measures assist readers in further understanding the Company’s results on a comparable basis from its underlying operations without the distortive effects of income and expenses that are not intrinsic to how management evaluates and rewards such performance. Items such as, but not limited to, a gain on the sale of a facility, foreign exchange swings and acquisition related fees, are excluded from non-GAAP financial measures as they are not related to the Company’s underlying operating performance. These non-GAAP indicators of performance are not measures of financial performance under U.S. Generally Accepted Accounting Principles (“GAAP”) and should not be considered a substitute for measures determined in accordance with GAAP. Refer to the exhibits in the release for detailed reconciliations.

About Sykes Enterprises, Incorporated

SYKES is a global business process outsourcing (BPO) leader in providing comprehensive inbound customer engagement services to Global 2000 companies, primarily in the communications, financial services, healthcare, technology, transportation and retail industries. SYKES’ differentiated end-to-end service platform effectively engages consumers at every touch point in their customer lifecycle, starting from digital marketing and acquisition to customer support, technical support, up-sell/cross-sell and retention. Headquartered in Tampa, Florida, with customer contact engagement centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web, chat, social media and digital self-service. Utilizing its integrated onshore/offshore and virtual at-home agent delivery models, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific region) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include order processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.

Forward-Looking Statements

This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” “implies,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the impact of economic recessions in the U.S. and other parts of the world, (ii) fluctuations in global business conditions and the global economy, ability of maintaining margins offshore (iii) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (iv) currency fluctuations, (v) the timing of significant orders for SYKES’ products and services, (vi) loss or addition of significant clients, (vii) the early termination of contracts by clients, (viii) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (ix) construction delays of new or expansion of existing customer support centers, (x) difficulties or delays in implementing SYKES’ bundled service offerings, (xi) failure to achieve sales, marketing and other objectives, (xii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (xiii) changes in applicable accounting principles or interpretations of such principles, (xiv) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (xv) rapid technological change, (xvi) political and country-specific risks inherent in conducting business abroad, (xvii) SYKES’ ability to attract and retain key management personnel, (xviii) SYKES’ ability to further penetrate into vertically integrated markets, (xix) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xx) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xxi) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xxii) SYKES’ dependence on trends toward outsourcing, (xxiii) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxiv) the existence of substantial competition, (xxv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxvi) risks related to the integration of the businesses of SYKES, Qelp and Clearlink and (xxvii) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:

Subhaash Kumar

Sykes Enterprises, Incorporated

(813) 233-7143

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 1

	Three Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016
Revenues	$385,743	$317,924	$364,402
Direct salaries and related costs	(249,859)	(206,139)	(239,442)
General and administrative	(87,955)	(72,702)	(94,335)
Depreciation, net	(13,004)	(10,938)	(11,960)
Amortization of intangibles	(5,254)	(3,638)	(5,263)

Income from operations	29,671	24,507	13,402
Total other income (expense), net	(462)	(1,187)	(373)

Income before income taxes	29,209	23,320	13,029
Income taxes	(7,939)	(3,310)	(3,891)

Net income	$21,270	20,010	$9,138

Net income per common share:
Basic	$0.51	$0.48	$0.22

Diluted	$0.50	$0.48	$0.22

Weighted average common shares outstanding:
Basic	41,938	41,783	41,970
Diluted	42,224	42,084	42,101

Sykes Enterprises, Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

Exhibit 2

	Nine Months Ended
	September 30, 2016	September 30, 2015
Revenues	$1,070,891	$949,062
Direct salaries and related costs	(694,856)	(622,209)
General and administrative	(262,800)	(218,080)
Depreciation, net	(35,748)	(33,004)
Amortization of intangibles	(14,144)	(10,504)
Income from operations	63,343	65,265
Total other income (expense), net	(937)	(2,915)

Income before income taxes	62,406	62,350
Income taxes	(18,044)	(13,789)

Net income	$44,362	$48,561

Net income per common share:
Basic	$1.06	$1.16

Diluted	$1.05	$1.15

Weighted average common shares outstanding:
Basic	41,873	41,992
Diluted	42,233	42,337

Sykes Enterprises, Incorporated

Segment Results

(in thousands, except per share data)

(Unaudited)

Exhibit 3

	Three Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016
Revenues:
Americas	$326,013	$257,421	$305,211
EMEA	59,711	60,481	59,152
Other	19	22	39

Total	$385,743	$317,924	$364,402

Operating Income:
Americas	$36,946	$33,541	$30,725
EMEA	7,391	4,629	2,896
Other	(14,666)	(13,663)	(20,219)

Income from operations	29,671	24,507	13,402

Total other income (expense), net	(462)	(1,187)	(373)
Income taxes	(7,939)	(3,310)	(3,891)

Net income	$21,270	$20,010	$9,138

	Nine Months Ended
	September 30, 2016	September 30, 2015
Revenues:
Americas	$893,300	$771,276
EMEA	177,488	177,728
Other	103	58

Total	$1,070,891	$949,062

Operating Income:
Americas	$100,658	$94,751
EMEA	13,697	11,386
Other	(51,012)	(40,872)

Income from operations	63,343	65,265
Total other income (expense), net	(937)	(2,915)
Income taxes	(18,044)	(13,789)

Net income	$44,362	$48,561

Sykes Enterprises, Incorporated

Consolidated Balance Sheets

(in thousands, except seat data)

(Unaudited)

Exhibit 4

	September 30, 2016	December 31, 2015
Assets:
Current assets	$630,509	$563,037
Property and equipment, net	148,974	111,962
Goodwill & intangibles, net	425,898	246,629
Other noncurrent assets	43,453	26,144

Total assets	$1,248,834	$947,772

Liabilities & Shareholders’ Equity:
Current liabilities	$208,445	$153,175
Noncurrent liabilities	314,295	115,917
Shareholders’ equity	726,094	678,680

Total liabilities and shareholders’ equity	$1,248,834	$947,772

Sykes Enterprises, Incorporated
Supplementary Data

	Q3 2016	Q3 2015
Geographic Mix (% of Total Revenues):
Americas (1)	85%	81%
Europe, Middle East & Africa (EMEA)	15%	19%
Other	0%	0%

Total	100%	100%

(1) Includes the United States, Canada, Latin America, South Asia and the Asia Pacific (APAC) Region. Latin America, South Asia and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q3 2016	Q3 2015
Vertical Industry Mix (% of Total Revenues):
Communications	39%	32%
Financial Services	22%	24%
Technology / Consumer	17%	20%
Transportation & Leisure	7%	8%
Healthcare	4%	5%
Other	11%	11%

Total	100%	100%

	Seat Capacity (2)
	Q3 2016	Q3 2015	Q2 2016
Americas	40,900	34,400	39,300
EMEA	6,500	6,700	6,400

Total	47,400	41,100	45,700

	Capacity Utilization
	Q3 2016	Q3 2015	Q2 2016
Americas	75%	78%	77%
EMEA	78%	85%	79%

Total	75%	80%	78%

(2) The seat capacity and capacity utilization data are related to the Company’s brick-and-mortar call centers. At the end of the third quarter 2016, the Company had approximately 3,300 agent FTEs working virtually from home. There are no seats associated with Qelp.

Sykes Enterprises, Incorporated

Cash Flow from Operations

(in thousands)

(Unaudited)

Exhibit 5

	Three Months Ended
	September 30, 2016	September 30, 2015
Cash Flow From Operating Activities:
Net income	$21,270	$20,010
Depreciation	13,149	11,135
Amortization of intangibles	5,254	3,638
Amortization of deferred grants	(215)	(259)
Changes in assets and liabilities and other	(772)	3,285

Net cash provided by operating activities	$38,686	$37,809

Capital expenditures	$24,939	$16,840
Cash paid during period for interest	$1,183	$362
Cash paid during period for income taxes	$2,821	$6,529

	Nine Months Ended
	September 30, 2016	September 30, 2015
Cash Flow From Operating Activities:
Net income	$44,362	$48,561
Depreciation	36,208	33,593
Amortization of intangibles	14,144	10,504
Amortization of deferred grants	(659)	(700)
Changes in assets and liabilities and other	9,249	2,955

Net cash provided by operating activities	$103,304	$94,913

Capital expenditures	$59,348	$36,316
Cash paid during period for interest	$2,680	$1,097
Cash paid during period for income taxes	$14,050	$20,760

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 6

	Three Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016
GAAP income from operations	$29,671	$24,507	$13,402
Adjustments:
Acquisition-related severance	162	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	5,862	3,898	5,966
Merger & integration costs	39	-	2,963
Gain on contingent consideration	(2,798)	-	-
Other	-	-	-

Non-GAAP income from operations	$32,936	$28,405	$22,331

	Three Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016
GAAP net income	$21,270	$20,010	$9,138
Adjustments, net of taxes:
Acquisition-related severance	100	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	3,699	2,533	3,767
Merger & integration costs	2	-	1,838
Gain on contingent consideration	(2,070)	-	-
Other	147	-	213

Non-GAAP net income	$23,148	$22,543	$14,956

	Three Months Ended
	September 30, 2016	September 30, 2015	June 30, 2016
GAAP net income, per diluted share	$0.50	$0.48	$0.22
Adjustments:
Acquisition-related severance	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.09	0.06	0.09
Merger & integration costs	-	-	0.04
Gain on contingent consideration	(0.04)	-	-
Other	-	-	0.01

Non-GAAP net income, per diluted share	$0.55	$0.54	$0.36

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 7

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP income (loss) from operations	$36,946	$33,541	$7,391	$4,629	$(14,666)	$(13,663)
Adjustments:
Acquisition-related severance	162	-	-	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	5,509	3,573	353	325	-	-
Merger & integration costs	-	-	-	-	39	-
Gain on contingent consideration	(208)	-	(2,590)	-	-	-
Other	-	-	-	-	-	-

Non-GAAP income (loss) from operations	$42,409	$37,114	$5,154	$4,954	$(14,627)	$(13,663)

	Americas		EMEA		Other (1)
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2016	June 30, 2016	September 30, 2016	June 30, 2016
GAAP income (loss) from operations	$36,946	$30,725	$7,391	$2,896	$(14,666)	$(20,219)
Adjustments:
Acquisition-related severance	162	-	-	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	5,509	5,610	353	356	-	-
Merger & integration costs	-	29	-	-	39	2,934
Gain on contingent consideration	(208)	-	(2,590)	-	-	-
Other	-	-	-	-	-	-

Non-GAAP income (loss) from operations	$42,409	$36,364	$5,154	$3,252	$(14,627)	$(17,285)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(in thousands, except per share data)

(Unaudited)

Exhibit 8

	Nine Months Ended
	September 30, 2016	September 30, 2015
GAAP income from operations	$63,343	$65,265
Adjustments:
Acquisition-related severance	162	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	15,454	11,380
Merger & integration costs	4,444	-
Gain on contingent consideration	(2,798)	-
Other	-	-

Non-GAAP income from operations	$80,605	$76,645

	Nine Months Ended
	September 30, 2016	September 30, 2015
GAAP net income	$44,362	$48,561
Adjustments, net of taxes:
Acquisition-related severance	100	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	9,903	7,386
Merger & integration costs	2,734	-
Gain on contingent consideration	(2,070)	-
Other	520	-

Non-GAAP net income	$55,549	$55,947

	Nine Months Ended
	September 30, 2016	September 30, 2015
GAAP net income, per diluted share	$1.05	$1.15
Adjustments:
Acquisition-related severance	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.23	0.17
Merger & integration costs	0.06	-
Gain on contingent consideration	(0.05)	-
Other	0.01	-

Non-GAAP net income, per diluted share	$1.30	$1.32

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 9

	Americas		EMEA		Other (1)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
GAAP income (loss) from operations	$100,658	$94,751	$13,697	$11,386	$(51,012)	$(40,872)
Adjustments:
Acquisition-related severance	162	-	-	-	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	14,399	11,055	1,055	325	-	-
Merger & integration costs	29	-	-	-	4,415	-
Gain on contingent consideration	(208)	-	(2,590)	-	-	-
Other	-	-	-	-	-	-

Non-GAAP income (loss) from operations	$115,040	$105,806	$12,162	$11,711	$(46,597)	$(40,872)

(1) Other includes corporate and other costs.

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 10

Business Outlook Fourth Quarter 2016
GAAP net income, per diluted share	$0.39 - $0.42
Adjustments:
Acquisition-related severance	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.09
Merger & integration costs	-
Gain on contingent consideration	-
Other	-

Non-GAAP net income, per diluted share	$0.48 - $0.51

Business Outlook Full Year 2016
GAAP net income, per diluted share	$1.45 - $1.48
Adjustments:
Acquisition-related severance	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	0.32
Merger & integration costs	0.06
Gain on contingent consideration	(0.05)
Other	0.01

Non-GAAP net income, per diluted share	$1.79 - $1.82

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information

(Unaudited)

Exhibit 11

	Three Months Ended
	September 30, 2016	September 30, 2015
GAAP tax rate	27%	14%
Adjustments:
Acquisition-related severance	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	2%	3%
Merger & integration costs	-	-
Gain on contingent consideration	-	-
Other	-	-

Non-GAAP tax rate	29%	17%

	Three Months Ended	Year Ended
	December 31, 2016	December 31, 2016
GAAP tax rate	27%	28%
Adjustments:
Acquisition-related severance	-	-
Acquisition-related depreciation & amortization of property & equipment and intangible write-ups	2%	2%
Merger & integration costs	-	-
Gain on contingent consideration	-	-
Other	-	-

Non-GAAP tax rate	29%	30%

Sykes Enterprises, Incorporated

Reconciliation of Non-GAAP Financial Information By Segment

(in thousands)

(Unaudited)

Exhibit 12

	Three Months Ended September 30, 2016 vs. September 30, 2015 (3)
	Americas	EMEA	Other (4)	Consolidated
GAAP revenue growth	26.6%	-1.3%	-13.6%	21.3%
Adjustments:
Clearlink acquisition (1)	-17.7%	0.0%	0.0%	-14.3%
Foreign currency impact (2)	0.3%	3.2%	0.0%	0.9%

Non-GAAP constant currency organic revenue growth	9.3%	1.9%	-13.6%	7.9%

	Three Months Ended September 30, 2016 vs. June 30, 2016 (3)
	Americas	EMEA	Other (4)
GAAP revenue growth	6.8%	0.9%	-51.3%
Adjustments:
Clearlink acquisition (1)	0.0%	0.0%	0.0%
Foreign currency impact (2)	0.1%	3.2%	0.0%

Non-GAAP constant currency organic revenue growth	6.9%	4.2%	-51.3%

(1) The Company acquired Clearlink on April 1, 2016.

(2) Foreign exchange fluctuations are calculated on a constant currency basis by translating the current period reported amounts using the prior period foreign exchange rate for each underlying currency.

(3) Represents the period-over-period growth rate.

(4) Other includes corporate and other costs.